Exhibit 99.1

Pacific Premier Bancorp Announces Additions to Board of Directors
Irvine, California, May 28, 2019 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) today announced the appointments of Barbara S. Polsky and Jaynie Miller Studenmund as directors of both Pacific Premier Bancorp, Inc. (the “Company”) and Pacific Premier Bank, the Company’s wholly-owned bank subsidiary, effective May 22, 2019.
Ms. Polsky is a partner in the Financial Services Department at the law firm of Manatt, Phelps & Phillips, LLP in Los Angeles. Ms. Studenmund is a seasoned independent director who brings significant executive experience across a number of industries, including financial services, digital, health care and consumer businesses.
Each of Ms. Polsky and Ms. Studenmund is independent pursuant to applicable NASDAQ rules and has no material relationship with the Company. We anticipate that Ms. Polsky will serve on the Governance and Compensation Committees of the Company’s Board of Directors (the “Board”), and that Ms. Studenmund will serve on the Compensation and Enterprise Risk Committees of the Board.
The director appointments bring the total number of directors to 11 for both the Company and Pacific Premier Bank.
“We are very pleased to add Barbara and Jaynie to our Board of Directors,” said Steve Gardner, Chairman, President and Chief Executive Officer of Pacific Premier Bancorp. “Collectively, they bring significant financial services experience to our board with particular expertise in mergers and acquisitions, technology, payments systems, regulatory matters and consumer banking. Their addition will enhance the diversity of perspectives on our board, which we believe is essential for effective strategic planning and value creation for our shareholders.”
Barbara S. Polsky
Ms. Polsky has extensive experience representing numerous domestic and foreign banks, financial holding companies, savings associations, mortgage, other specialty finance and financial technology companies in a wide range of lending and securities transactions, mergers and acquisitions, governance and regulatory and compliance matters. Previously, Ms. Polsky served as Executive Vice President and General Counsel of City National Corporation and City National Bank and Executive Vice President and General Counsel of Aames Financial Corporation and Aames Home Loan.

Ms. Polsky frequently lectures at investment banking and commercial banking seminars on mergers and acquisitions, bank capital augmentation and compliance matters. She also serves as a director of ConnexPay LLC. She graduated magna cum laude from the University of Michigan Law School, and earned her bachelor’s degree from the University of Michigan.

Jaynie Miller Studenmund
Ms. Studenmund served as a banking executive for 20 years, serving as Executive Vice President and head of retail banking at Great Western Bank and Home Savings of America (now part of JP Morgan Chase) and as Executive Vice President, head of retail banking and Chief Marketing Officer at First Interstate Bank of California (now part of Wells Fargo). Ms. Studenmund also has served as President and Chief Operating Officer for PayMyBills.com and Chief Operating Officer of Overture Services. Ms. Studenmund began her career as a management consultant with Booz, Allen & Hamilton.
Ms. Studenmund is currently on the Boards of CoreLogic, ExlService Holdings, Inc. and select funds for Western Asset Management. She serves as a life trustee and board chair for Huntington Hospital, a member of the Board of Flintridge Preparatory School and is a co-founder and executive committee member for the Enduring Heroes Foundation. She received a masters in business administration from Harvard Business School and is a Phi Beta Kappa graduate of Wellesley College.

About Pacific Premier Bancorp, Inc.
Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.6 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners' associations and franchise lending nationwide.

Contact:
Pacific Premier Bancorp, Inc.
Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000
Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000